Exhibit 99.1
Public Policy Holding Company, Inc.
("PPHC", the "Group" or the "Company")
Issue of Shares and Total Voting Rights
Public Policy Holding Company, Inc., (NASDAQ: PPHC) (AIM: PPHC) a leading global strategic communications provider offering a comprehensive range of advisory services in the areas of Government Relations, Public Affairs and Corporate Communications, announces the issue of 342,500 new Common Shares of $0.001 each (the "New Shares"), pursuant to the partial exercise of the over-allotment option granted to the underwriters in connection with the Company's initial public offering and admission to the Nasdaq Global Market in January 2026.
Application will be made for the New Shares, which will rank pari passu with the existing Common Shares in issue, to be admitted to trading on AIM. Dealings are expected to commence on or around 5 March 2026.
Following the issue of shares, the Company's total issued and voting share capital will consist of 28,923,571 Common Shares. This figure may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, securities of the Company.
Enquiries

Public Policy Holding Company, Inc. Stewart Hall, CEO Roel Smits, CFO	+1 (202) 688 0020
Stifel (Nominated Adviser & Joint Broker) Fred Walsh, Brough Ransom, Ben Good, Daniel Dearden Williams	+44 (0) 20 7710 7600
Canaccord Genuity (Joint Broker) Simon Bridges, Andrew Potts	+44 (0) 20 7523 8000
Burson Buchanan (Media Enquiries) Helen Tarbet, Toto Berger, Jesse McNab	+44 (0) 20 7466 5000 pphc@buchanan.uk.com
About PPHC
Incorporated in 2014, PPHC is a global strategic communications platform that supports clients in enhancing and defending their reputations, advancing policy objectives, managing regulatory risk, and engaging with federal and state-level policymakers, stakeholders, media, and the public.
Engaged by approximately 1,400 clients, including companies, trade associations and non-governmental organizations, PPHC is active in all major sectors of the economy, including healthcare and pharmaceuticals, financial services, energy, technology, telecoms and transportation.
With operations across 18 offices in the United States and internationally, PPHC's services include government relations, public affairs and corporate communications, research and analytics, digital advocacy campaigning, and compliance support. The Company's shares are admitted to trading on the Nasdaq Global Market and on AIM, a market operated by the London Stock Exchange, under the ticker symbol “PPHC”.
For more information, visit www.pphcompany.com.